Exhibit 99.1

The ADT Corporation
1501 Yamato Road
Boca Raton, FL 33431
+1 561.988.3600
www.adt.com

NEWS RELEASE

Media Relations	Investor Relations
Sarah Cohn tel: +1 561.322.7029 scohn@adt.com	Lawrence DeMarco tel: +1 561.988.7423 ldemarco@adt.com

ADT ANNOUNCES REPURCHASE OF SHARES HELD BY CORVEX

BOCA RATON, Fla. – November 25, 2013 – The ADT Corporation (NYSE: ADT) announced today that it has entered into an agreement to repurchase 10.24 million shares of ADT common stock beneficially owned by Corvex Management LP (“Corvex”), at a purchase price of $44.01 per share. The purchase price equals the closing price of ADT common stock on November 22, 2013.

Keith Meister, the Founder and Managing Partner of Corvex, has also submitted his resignation from ADT’s Board of Directors, effective immediately. Following the repurchase, Corvex will continue to own a meaningful number of shares.

Naren Gursahaney, ADT’s Chief Executive Officer, said, “Keith has been a very productive Board member over the past year. Keith and our other independent Board members have been instrumental in helping management develop and implement a number of important strategic and financial changes that will create lasting value for our shareholders. ADT has benefited from Keith’s financial acumen, and on behalf of the Board and ADT’s management team, I’d like to thank Keith for his contributions.”

Mr. Meister said, “We initially invested in ADT because of its leading market position and its potential for creating long-term shareholder value. The Board and management have achieved admirable results over the past year. ADT is now on a path to achieving its optimal capital structure and implementing a capital allocation plan that will benefit shareholders in the long-run. It has been tremendously rewarding working with the Board and management and I am confident in their ability to continue to grow and strengthen the company. I would like to personally thank Naren for his continued strong leadership, and I look forward to our ongoing participation as a shareholder in the company.”

ADT has previously announced that it has entered into an accelerated share repurchase agreement, under which it will repurchase approximately $400 million of its common stock. As a result of the shares already repurchased in the open market this quarter and the announced accelerated share repurchase program, ADT expects to substantially complete its previously announced three year, $2 billion share repurchase program in the first half of 2014. In addition, as announced on November 20, 2013, the company’s Board of Directors has increased the current share repurchase authorization by an additional $1.0 billion, expiring on November 27, 2015 unless it is terminated earlier by the company. Including the repurchase of shares from Corvex, ADT will have spent $2.4 billion on share repurchases and retired over 20% of its shares outstanding since becoming an independent company.

About ADT

The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT’s broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 17,000 people at over 200 locations. More information is available at www.adt.com or by downloading the ADT IR app for iPhone, iPad and Android Devices.